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To The Board of Directors of
The Arielle Corp.

                   Re: The Arielle Corp.



SCHONFELD & WEINSTEIN, L.L.P. does hereby consent to the use of our opinion
dated     March 17, 1999     , to The Arielle Corp. to be used and filed in
connection with the SB-2 Registration Statement and Prospectus, as filed with the Securities and Exchange Commission.




Schonfeld & Weinstein, L.L.P.

SCHONFELD & WEINSTEIN, L.L.P.

Dated:     February 9, 1999